EXHIBIT 10.12

TD RETAIL CARD SERVICES

CORPORATE PRIVATE LABEL CREDIT CARD PROGRAM AGREEMENT

This agreement is entered into as of December 31, 2010 (the "Effective Date"), by and between New Colorado Prime Holdings, Inc, dba Colorado Prime Foods and DineWise, a Delaware corporation, with its principal place of business at 500 Bi-County Boulevard, Suite 400, Farmingdale, New York 11735-3940 (the ""Merchant"), and TD Retail Card Services, a division of TD Bank, N.A., with an office at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430 ("TDRCS").

This agreement and any schedules, program letters and/or addenda attached hereto are hereinafter referred to as the ""Agreement." All capitalized terms herein shall have the meaning set forth in Section 1 below, unless otherwise defined herein.

WHEREAS, Merchant and TDRCS are parties to that certain Shoppers Charge Accounts Co. Private Label Credit Card Agreement, dated as of October 30, 2006 (as amended, modified or restated, the "Prior Program Agreement"); and

WHEREAS, Merchant is in the business of selling certain Goods and other products and services at retail to Consumers; and

WHEREAS, certain Consumers desire to finance the purchase of such Goods and other products from the Merchant; and

WHEREAS, TDRCS is willing to continue to provide revolving credit card financing to qualified Consumers, based upon the terms and conditions set forth herein, and Merchant is willing to promote and support the financing of certain Consumer purchases under the terms and conditions of a certain Credit Agreement as set forth herein.

NOW THEREFORE, in consideration of the above promises and for other valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

1.       DEFINITIONS

(a)  "Account" means the legal relationship between a Consumer and TDRCS that is governed by a Credit Agreement, together with all amounts owed pursuant to the Credit Agreement.

(b)  "Applicable Law" means any law, rule, statute, regulation, order, judgment, decree, treaty, directive, guideline, advisory, policy or other requirement in force at any time during the Term having the force of law which applies to or is otherwise intended to govern or regulate any person or entity (including either or both Parties), account (including an Account), property, transaction, activity, event or other matter.

(c)  "Cards" is defined in Section 2.3(c) of this Agreement.

(d)  "Change of Control" means, with respect to Merchant or parent company of Merchant (a "Covered Company"), any of the following: (i) any person or group of persons acquires, after the date of this Agreement, beneficial ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of a Covered Company entitled to vote generally in the election of directors; (ii) the stockholders of a Covered Company approve a reorganization, merger or consolidation (each a "Reorganization"), in each case through which the persons who were the respective beneficial owners of the voting securities of a Covered Company immediately prior to such Reorganization do not beneficially own, following such Reorganization, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation, as a result of such Reorganization; or (iii) all or substantially all of the assets or property of a Covered Company are sold or otherwise disposed of in one transaction or series of related transactions.

(e)  "Chargeback" is defined in Section 4.8(a) of this Agreement.

(f)  "Confidential Customer Information" is defined in Section 5.1(b) of this Agreement.

(g)  "Confidential Information" is defined in Section 5 of this Agreement.

(h)      "Consumers" means those customers, consumers or individuals who enter into a Credit Agreement with TDRCS to buy Goods and other products at retail from Merchant for their personal, family or household purposes.

(i)        "Consumer Information" means any information about a Consumer's Account or an applicant's Credit Application and related documents that is in TDRCS's possession or under TDRCS's control.

(j)        "Credit Agreement" means a properly executed cardholder agreement form between TDRCS and a Consumer and related documents TDRCS may require such as addenda, amendments, Credit Applications (as defined herein), Sales Slips (as defined herein), memoranda or invoices describing the Goods purchased, notice of right of rescission or notice of cancellation.

(k)       "Credit Application" is defined in Section 2.3(b) of this Agreement.

(l)        "Damages" means any and all losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees and expenses, reasonable out-of-pocket costs, interest and penalties), settlements, equitable relief, judgments, damages, claims (including, without limitation, counter and cross-claims, and allegations whether or not proven) demands, offsets, defenses, actions, or proceedings by whomsoever asserted.

(m)     "Event of Default" is defined in Section 6.1 of this Agreement.

(n)     "Finance Program" means the terms and conditions, in form and substance acceptable to TDRCS, pursuant to which TDRCS will enter into an open-end revolving line of Credit Agreements with eligible Consumers of Merchant for the purchase of Goods and other related products from Merchant.

(o)     "Force Majeure" means acts of God and the public enemy; the elements; fire; accidents; vandalism; sabotage; any laws, orders, rules, regulations, acts or restraints of any Governmental Authority, civil or military, including the orders and judgments of courts; and any other similar cause not reasonably within the control of a Party.

(p)     "Goods" means those products, goods, merchandise or services and all related or other products manufactured or sold as new at retail as of the Effective Date of this Agreement by Merchant to the general public through stores, catalogs or the internet or any other method mutually agreed upon by in writing by Merchant and TDRCS.

(q)     "Initial Term" is defined in Section 7.1 of this Agreement.

(r)       Intentionally deleted.

(s)      "Merchant" is defined in the Preamble of this Agreement.

(t)      "Merchant Marks" means the trademarks, service marks, logos, trade names, domain names, and or other legally-protected distinguishing features of Merchant.

(u)     "Net Credit Sales" means the aggregate amount of sales to Consumers resulting in charges to Accounts during such period less aggregate credits to Accounts during such period, in each case as reflected on Sales Slips.

(v)     "Party" means TDRCS or Merchant.

(w)     "Privacy Regulation" is defined in Section 5.1(c) of this Agreement.

(x)     "Processing Fee" means, for each Sales Slip, the product of (i) the applicable Processing Fee Percentage, multiplied by (ii) the amount of the Sales Slip.

(y)     "Processing Fee Percentage" means the percentage set by TDRCS to calculate the Processing Fee payable in connection with each submission by Merchant to TDRCS of each Sales Slip.

(z)       "Program Commencement Date" means December 31, 2010.

(aa)     "Program Manager" is defined in Section 2.3(i) of this Agreement.

(bb)    "Renewal Term" is defined in Section 7.1 of this Agreement.

(cc)     "Representatives" is defined in Section 5.1(d) of this Agreement.

(dd)    "Safeguarding Guidelines" is defined in Section 5.1(c) of this Agreement.

(ee)    "Sales Slip" means complete information of a charge to an Account in accordance with procedures established by TDRCS.

(ff)     "TDRCS" is defined in the Preamble of this Agreement.

(gg)    "Technology" means any of either Parties' processes, techniques, hardware, software, copyrights, patents, policies, materials, practices or other technical or proprietary matter related to, arising from, or used in connection with, the Credit Agreements or Finance Program which are owned by or in which such Party has an interest, or used pursuant to the terms of a license agreement.

(hh)    "True-up Date" means each calendar quarter.

2.       RESPONSIBILITIES AND OBLIGATIONS

2.1       Scope of Services. Subject to the terms and conditions set forth in this Agreement, TDRCS and Merchant are entering into this Agreement to continue a private label credit program, the purpose of which is to make revolving credit card financing available during the Term to qualified Consumers to finance the purchase of Goods.

TDRCS and Merchant acknowledge and agree that this Agreement amends, restates, and replaces the Prior Program Agreement and continues the prior Program and that all Credit Card Accounts, Cardholders, Sales Slips, Cards, and transactions (as such terms are defined in the Prior Program Agreement) arising or issued under or accruing in connection with the Prior Program Agreement shall, as of the Program Commencement Date, be subject to and governed by this Agreement, rather than the Prior Program Agreement.

2.2  Independent Contractor. TDRCS and Merchant are at all times independent contractors in all matters relating to this Agreement and the Finance Program. Merchant and its employees are not agents or employees of TDRCS for any purpose and have no power or authority, whether apparent, actual, ostensible or otherwise, to bind or commit TDRCS in any way. TDRCS and its employees are not agents or employees of Merchant for any purpose and have no power or authority, whether apparent, actual, ostensible or otherwise, to bind or commit Merchant in any way. This limitation set forth in this paragraph is intended to include all state and federal statutes and regulations. It is further agreed that neither Party will have any obligation or liability as a result of an imputed employment relationship. It is further agreed that each Party will be responsible for any and all tax and insurance matters, employment or other expenses incurred by that Party.

2.3  TDRCS Obligations.

(a)       Except as otherwise provided in this Agreement, TDRCS will establish and administer all aspects of the Finance Program under which it will issue private label credit cards and extend open-end revolving consumer credit to individuals that TDRCS determines are qualified.

(b)  TDRCS will provide to Merchant certain materials to be provided to individuals interested in entering into a Credit Agreement with TDRCS in connection with the Finance Program, including credit applications ("Credit Applications"), in such amounts as are necessary to operate the Finance Program. Credit Applications will be on forms and pursuant to guidelines approved by TDRCS in its sole discretion.

(c)  TDRCS will produce and distribute to eligible Consumers private label credit cards ("Cards"), the standard offering of which is a two-color process card. Should Merchant desire a more elaborate design (subject to approval by TDRCS in its sole discretion), TDRCS reserves the right to pass the cost differential on to the Merchant, but Merchant will be so advised of the cost prior to a production order being placed.

(d)      TDRCS will determine, and modify from time to time, in its sole discretion, the credit criteria to be used to evaluate Credit Applications and manage Accounts, including, without limitation, the criteria to (A) evaluate Credit Applications; (B) establish credit lines; (C) increase or reduce credit lines; (D) authorize transactions; (E) terminate or suspend Accounts; and (F) establish risk tiers. For sake of clarity, TDRCS does not make any representation on the level of approval rates.

(e)  TDRCS will establish, and may modify from time to time, in its sole discretion, the ordinary finance charge rates and other terms and conditions upon which credit will be extended to Consumers, including, without limitation, Credit Application or promotion fees, default rates, late fees, overlimit fees, NSF fees, and other fees and charges as permitted by Applicable Law. TDRCS may also provide, in its sole discretion, access checks to Consumers for use at other locations other than Merchant locations.

(f)  TDRCS will take commercially reasonable actions necessary or appropriate to ensure that all aspects of the Credit Agreements and Finance Program, including, without limitation, Credit Application forms, change in terms notices, account agreements, billing statements and servicing and collection procedures, are in material compliance with all Applicable Laws. In light of the foregoing, if the Finance Program does not perform as an open-end credit program as determined by TDRCS in its sole discretion, TDRCS reserves the right to modify or terminate the Finance Program.

(g)  TDRCS will provide for the inclusion of up to three (3) statement inserts per month provided by the Merchant, provided that (i) TDRCS receives such inserts within ten (10) business days before statement production, and (ii) TDRCS approves the content of such statement inserts in its sole discretion. Notwithstanding the foregoing, TDRCS legal or regulatory notices provided to Consumers in monthly statements shall take priority over the inclusion of Merchant's statement inserts. In the event that the statement insert causes the weight of the statement mailing to exceed one (1) ounce, Merchant will be responsible for payment of all excess postage. Merchant acknowledges that all production and other costs associated with said inserts is Merchant's sole responsibility.

2.4      Merchant's Obligations.

(a)  Merchant will actively promote and support the Finance Program by, including but not limited to, engaging in the marketing options set forth in Schedule 2.4(a) attached hereto.

(b)  Merchant will honor the Cards in all of Merchant's locations and, if applicable, via the internet.

(c)  Merchant will ensure that all advertising it conducts that refers to the Finance Program is complete, accurate, and legally compliant with Applicable Laws and has been approved by TDRCS as outlined in subsection (d).

(d)  Merchant will only use documents, forms, signage, and other Finance Program materials in connection with the Finance Program that were provided to Merchant, or approved in writing, by TDRCS (and only the latest version of such documents). Merchant will refrain from modifying any such approved documents or forms without TDRCS's prior written consent.

(e)  Merchant will forward to TDRCS promptly upon receipt, a copy of any communication relating to any Credit Agreement between TDRCS and a Consumer received from any person or entity.

(f)  Merchant will give TDRCS thirty (30) days advance notice (before announcement to the public) if Merchant enters into an agreement to sell all or substantially all of its assets. Failure to provide notice as required in this section will be considered a material breach of the Agreement.

(g)  Merchant will maintain for a period of six (6) years electronic files and paper Sales Slips containing details of all sales transactions under Accounts and transmitted to TDRCS electronically. Merchant agrees to permit a representative of TDRCS to audit such records of Sales Slips during business hours and at such time as will be mutually convenient for each Party. Merchant further agrees, either as a result of a request made by TDRCS or a request directly made by the holder of an Account, that Merchant will provide such information regarding prior sales as may be required in order to comply with the Fair Credit Billing Act, and that TDRCS may, at any time and its sole discretion, require that Merchant submit hard copies of all Sales Slips and other sales documents to TDRCS in addition to electronic transmission.

(h)       Merchant will appoint a Finance Program relationship manager who shall serve as TDRCS's principal point of contact on Finance Program-related issues and shall lead the Merchant's team in executing its obligations hereunder.

(i)        Merchant will give TDRCS five (5) business days advance written notice (before announcement to the public) if Merchant plans to conduct a going out of business sale (or similar event) at any of its store locations. Failure to provide notice as required in the preceding sentence will be considered a material breach of the Agreement. In addition, Merchant will provide five (5) business days notice if Merchant plans to close one or more stores locations.

(j)        Merchant will transmit through a secure method only executed and completed Credit Applications and all other credit information required by TDRCS under the Finance Program at Merchant's expense. Any decision to approve or reject any Credit Application or a Consumer and the terms thereof will be at the sole discretion of TDRCS on each occasion.

(k)     Merchant acknowledges that TDRCS may monitor the administration and marketing of the Finance Program through any reasonable means that TDRCS deems appropriate.

(l)      Merchant will cooperate in the resolution of any Consumer disputes and fully respond within ten (10) days from the date that the dispute is forwarded to Merchant by TDRCS.

(m)    Except as otherwise agreed to by TDRCS in writing, Merchant will not submit a Sales Slip to TDRCS until all Goods reflected in the Sales Slip have been delivered or provided to the Consumer.

2.5  Credit Decision. TDRCS will provide Credit Applications and other forms for use by the Merchant in connection with the Finance Program, which documents may be changed from time to time by TDRCS in its sole discretion. Merchant shall transmit to TDRCS the executed and completed Credit Applications and all other credit information required by TDRCS. Any decision to approve or deny any Consumer or credit transaction and the terms thereof shall be at the sole discretion of TDRCS on each occasion. The Parties acknowledge that TDRCS will own all amounts paid under the Program, including, without limitation, Processing Fees.

2.6  Credit Agreements and Accounts. Upon TDRCS' approval of a particular transaction and subject to the terms of Section 2.5 above, TDRCS shall enter into a Credit Agreement with the Consumer provided that all of TDRCS' requirements with respect to form and content have been met to TDRCS's satisfaction, and provided the Merchant is not in default to TDRCS under any agreement between the Merchant and TDRCS. Merchant acknowledges and agrees that TDRCS, not the Merchant extends the credit under the Credit Agreement and establishes and owns all Accounts. It is understood that the Credit Agreement covers future advancements and after acquired property in connection with the Accounts and that TDRCS has the right to make future advances with regard to Goods which will be secured under the Credit Agreement. All information relating to the Consumer with respect to the extension of credit to the Consumer by TDRCS pursuant to the Finance Program, the Accounts and the related Credit Agreements is owned solely by TDRCS and may be used by TDRCS for any purpose deemed appropriate by TDRCS except that TDRCS may not market, or make available to others to market, any product that competes with a product sold by Merchant unless Merchant has approved of such marketing in writing.

2.7  Promotions. If Merchant creates, conducts or approves promotional advertising, Merchant shall ensure that all such advertising in whatever media shall comply with all Applicable Laws. Merchant shall not use TDRCS' name, logo, trademarks, service marks, testimonials, pictures or illustrations in any promotional advertising or publicity without prior written approval of such advertising or publicity by TDRCS. Merchant may identify TDRCS through its name as the entity offering the Finance Program upon prior written consent of TDRCS. Merchant shall defend, indemnify and hold harmless TDRCS from and against all claims, losses, damages, or costs (including reasonable attorneys' fees) arising from any third party claims, suit, action or proceeding arising from Merchant's breach of this provision.

2.8       License to Marks; Intellectual Property Rights.

(a)  Merchant hereby grants to TDRCS a non-transferable, royalty-free, fully-paid, nonexclusive license to use the Merchant Marks solely in connection with this Agreement, including on or in association with Finance Program materials such as Credit Applications (as defined herein), periodic monthly statements and other Finance Program-related communications. Merchant hereby represents and warrants, on a continuing basis during the term of this Agreement, that Merchant has the right to use and grant TDRCS authority to use Merchant Marks in accordance with this provision. TDRCS shall not use the Merchant Marks in any way which might prejudice their distinctiveness or validity or other goodwill of the Merchant therein. TDRCS agrees that Merchant Marks are and shall remain the sole and exclusive property of Merchant and/or affiliated entities. Merchant grants no license to use the Merchant Marks except as set forth in this Agreement.

(b)  TDRCS agrees to comply with the trademark usage guidelines and requirements that are provided to TDRCS by Merchant.

(c)  All proprietary and intellectual property rights in materials supplied, created or developed by, or on behalf, of TDRCS in connection with this Agreement are, and will remain, the exclusive property of TDRCS or its licensors.

2.9      Exclusivity. The Parties agree that the Finance Program is unique and has been developed with significant time and commitment of resources by all Parties. Accordingly, during the Term, Merchant and its affiliates will not use, or allow the use of, their names or Marks to make available to Consumers any credit program other than the Finance Program. Moreover, Merchant and its affiliates may not market, endorse, offer, advertise, aid, or otherwise promote the availability of any credit program other than (i) the Finance Program; or (ii) credit provided under a general-purpose credit, charge, or debit card , such as AMEX, VISA, MASTERCARD or DISCOVER, (provided that the card is not sponsored by Merchant or otherwise bear the Merchant Marks).

3.       Allowances and Fees.

(a)     Promotional Allowance. On an ongoing basis during each one-year period ending on the anniversary of the Program Commencement Date ("Contract Year"), TDRCS will make available to the Merchant an amount equal to 0.50% (50 basis points) of the prior Contract Year's net sales volume defined as gross sales less returns ("Promotional Allowance"), such Promotional Allowance to be used specifically by the Merchant toward the marketing of the Finance Program. However, in the first Contract Year TDRCS agrees to provide the Merchant with a Promotional Allowance based on the net sales volume of the last contract year under the Prior Agreement. The Merchant understands that it must receive pre-approval of all marketing initiatives and materials contemplated prior to submitting an invoice for reimbursement to TDRCS. There will be no carry over of any unused promotional funds at the end of each Contract Year. No more than ten percent (10.0%) of each Contract Year's Promotional Allowance may be used to offset the cost of print advertisements, including, but not limited to, newspaper advertisements, newspaper inserts, catalogs and the like. Merchant represents and warrants that it shall abide by the operating guidelines provided by TDRCS, as amended from time to time.

(b)  During the Term, TDRCS agrees to advance funds to eligible Consumers under the Finance Program subject to (i) the terms of this Agreement; (ii) the terms of the applicable Credit Agreements; and (iii) and the applicable credit limits. Merchant may be charged Processing Fee(s) as noted on Schedule 3(b) attached hereto and incorporated by reference.

(c)  Initially, TDRCS will make available under the Finance Program the credit-based promotions/plans listed in Schedule 3(b). TDRCS and Merchant will agree in writing to any additions to the promotions in Schedule 3(b) before any such other promotions are offered to Consumers. The choice of which promotion to offer to an individual Consumer will be at the option of Merchant, provided that TDRCS reserves the right, in its sole discretion, to terminate any promotion, or make changes to any terms of a promotion, with prior notice to Merchant (where notice may be made by email or fax).

(d)  At the end of each calendar quarter, TDRCS may evaluate the performance of the Finance Program, including, without limitation, credit losses, the cost of funds, and overall Finance Program profitability, and after discussion of the evaluation with Merchant, TDRCS may terminate or modify one or more of the applicable credit-based promotions, or adjust the Processing Fee Percentage(s) after reasonable notice to the Merchant prior to any change taking effect.

(e)  In addition to TDRCS's rights under Section 3(d), if there is a change in Applicable Law that TDRCS reasonably determines has or will have a material adverse effect on the Finance Program, any credit-based promotions offered under the Finance Program, or on the Finance Program economics, then TDRCS may adjust the Processing Fee Percentages, or discontinue or replace any impacted credit-based promotions, as TDRCS deems appropriate to address the change(s) in Applicable Law. TDRCS will use commercially reasonable efforts to provide Merchant at least 15 days' advance notice of any adjustments and substitutions to the credit-based promotions and Processing Fee Percentages made pursuant to this Section 3(e) unless a shorter timeframe is required by Applicable Law.

4.       REPRESENTATIONS, WARRANTIES, AND COVENANTS

4.1  Organization and Good Standing. Each Party hereby represents and warrants to the other that, as of the Effective Date, such Party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power and authority to own, lease and operate its assets and property and conduct its business as now conducted.

4.2  Due Authorization; No Conflict; Enforceability. The execution, delivery, and performance by each Party of this Agreement have been duly authorized by all requisite corporate action and will not (a) violate any provision of law applicable to it, (b) violate the terms of any agreement or contract to which a Party is bound, or (c) violate its charters, by-laws or other organizational documents, except in each case for violations that will not materially and adversely affect the ability of such Party to perform its obligations hereunder. Each Party has taken all necessary action to duly authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. The Agreement constitutes a valid and binding obligation of the Party, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally or general principles of equity.

4.3  Compliance with Laws. Each Party has all licenses, permits, or waivers thereof, necessary to carry out its obligations and responsibilities as set forth in this Agreement; each Party will perform its duties, obligations, and agreements in compliance, in all material respects, with all federal, state, and local laws and regulations applicable to such Party.

4.4  Compliance with Privacy Laws. Merchant will handle all information of TDRCS in compliance with the requirements of the Gramm-Leach Bliley Act (15 U.S.C. Sections 68016805) and the regulations promulgated thereunder.

4.5  Merchant's Representations, Warranties and Covenants. Merchant represents, warrants, and covenants on an ongoing basis from the date of this Agreement through the end of the Term:

(a)  All sales financed by TDRCS are true sales to Consumers, for personal, family, or household purposes, of deliverable and Merchant able Goods actually performed and provided by Merchant, and that there are no defenses, credits, set-offs, deductions or counterclaims that are assertable now or in the future against the Merchant by Consumers or third Parties. Merchant also represents, to the best of its knowledge, that Goods owned by the Merchant, and proceeds thereto, are free and clear of any liens and that the related Sales Slips are genuine, valid and subsisting and are free and clear of all liens and encumbrances.

(b)  All aspects of the Finance Program within the control of Merchant, including, without limitation, taking of Credit Applications, communications with Consumers, and the processing of Sales Slips are in compliance with all Finance Program policies and procedures established by TDRCS and all Applicable Laws, including, without limitation, the federal Guidelines for Safeguarding Customer Information. Merchant is in compliance with all Applicable Laws, including, without limitation, laws relating to privacy, data security, and the sale of Goods.

(c)  Merchant will (i) obtain two (2) pieces of acceptable and valid identification documents as set forth in the Acceptable Identification Documentation list provided by TDRCS, as amended from time to time, when processing a Credit Application with TDRCS; (ii) accurately record the type and required information from said acceptable and valid identification; (iii) not process an Credit Application where such identification appears to be fraudulent or has expired; and (iv) review and compare the photographs and signatures that appear on such acceptable and valid identification to ensure that they are similar in appearance to the applicant's appearance and applicant's signature on the Credit Application.

(d)  Merchant agrees to the following procedures for telephone credit card applications to ensure quality assurance and program compliance. These procedures and required information include, but are not limited to:

•  Record all phone calls (and maintain copies of recordings for the life of the applicable Account)
•  Follow the most recent TDRCS-approved phone script for all phone calls
•  Follow the most recent guidance provided by TDRCS regarding the taking of credit card applications
•  Verify each applicant's name, street address, city, state and date of birth
•  Obtain each applicant's social security number
•  Obtain all information from the applicant in order to complete the credit application Applications must be stored indefinitely unless archived onto CD and provided to TDRCS.

(e)       Merchant will properly process all promotional transactions and will correct any mistakes at its sole expense. TDRCS reserves the right to charge an additional processing fee in the case of promotional plan errors.

(f)   Merchant will store all completed Credit Applications, both approved and declined, in a secure location until such time as the Credit Applications are forwarded to TDRCS, said forwarding to take place at least once per week.

(g)  There is no fact known to Merchant that it has not promptly disclosed to TDRCS that could materially and adversely affect its financial condition, business, property, or prospects or the Finance Program.

(h)      Merchant is solvent and is not in default with respect to any material contract, lease, or other instrument.

4.6  TDRCS Representations, Warranties and Covenants. TDRCS represents, warrants, and covenants TDRCS is a division of TD Bank, N.A. which is a national banking association authorized to do business in all jurisdictions.

4.7  Extended Warranties. Merchant agrees not to offer for sale in connection with the Program any extended warranties, service contracts, or similar arrangements ("Extended Warranties") without the prior written consent of TDRCS. For sake of clarification, nothing in this Section prohibits Merchant from offering any standard manufacturer's warranty that is included with the purchase price of its Goods. In the event that TDRCS consents to one or more Extended Warranties, Merchant will be responsible for ensuring that all aspects of the Extended Warranties comply with Applicable Law. In addition, TDRCS will have the right to withdraw its approval, and prohibit the offering of any Extended Warranties, if (a) the warranty obligations cease to be fully insured by a company acceptable to TDRCS; (b) the financial condition of the entity insuring the obligations, or providing the services, deteriorates; or (c) TDRCS reasonably determines that the continued financing of Extended Warranties presents an enhanced risk of losses. In addition to Extended Warranties, Merchant agrees not to finance stored value cards (or reloads), or any other future service or delivery obligation, on Cards without the prior written consent of TDRCS.

4.8  Chargebacks

(a)      Chargeback Rights. TDRCS agrees that it will bear any and all credit losses sustained on Accounts, except that TDRCS may chargeback to Merchant any transaction that TDRCS reasonably deems to be the result of unresolved Consumer disputes (after providing Merchant an opportunity to respond to the dispute pursuant to Section 4.8(c)), improper sales floor procedures, or a breach of Merchant's representations and warranties under this Agreement ("Chargeback"), including, without limitation when one or more of the following occur:

    (i)        The Consumer disputes the charge and TDRCS determines that the Consumer's dispute is valid after providing Merchant an opportunity to respond to the dispute.

    (ii)       The Consumer refuses to pay for a charge because the Consumer is not satisfied with goods or services purchased from Merchant, including, without limitation, when the Consumer asserts that obligations under an Extended Warranty have not been satisfied.

    (iii)      The Consumer disputes the execution of the Sales Slip, or the sale, delivery, quality, or performance of the Goods.

    (iv)     The Consumer asserts that he or she did not authorize the transaction represented by the Sales Slip or did not authorize the transaction in the amount shown on the Sales Slip.

    (v)      Any disputed or fraudulent charge when the Consumer was not present at the Merchant's location or the Card was not physically presented.

    (vi)      The Sales Slip or Credit Application are not completed to TDRCS's reasonable satisfaction.

    (vii)     The Sales Slip is a duplicate of a transaction previously paid.

    (viii)    The price of the goods or services shown on the Sales Slip differs from the amount shown on the receipt delivered to the Consumer at the time of the transaction.

    (ix)       Merchant did not obtain authorization from TDRCS for the transaction represented by the Sales Slip.

    (x)       TDRCS determines that Merchant has violated or not complied with any term, condition, covenant, warranty, or other provision of this Agreement or any other agreement between the Parties, or any of TDRCS's procedures, in connection with the Sales Slip or the transaction to which it relates.

    (xi)      TDRCS determines that the Sales Slip is fraudulent or the related transaction involves fraudulent activities by Merchant's employees, contractors, or agents.

    (xii)     A transaction represented by a Sales Slip is not a bona fide transaction in Merchant's ordinary course of business or occurred in a "going out of business" sale or similar event unless transactions during such sale or event has been approved by TDRCS in its sole discretion.

    (xiii)    A transaction represented by a Sales Slip is subject to a claim of illegality, cancellation, rescission, avoidance, or offset for any reason whatsoever, including without limitation negligence, fraud, or dishonesty on the part of Merchant or any of its agents or employees.

    (xiv)    A transaction represented by a Sales Slip does not fully comply with this Agreement, TDRCS's operating procedures, or Applicable Law.

    (xv)     A transaction represented by a Sales Slip finances the purchase of (i) goods delivered on consignment; (ii) goods and inventory belonging to any liquidator or similar entity; or (iii) any goods that are delivered for sale in violation of any applicable state or local law or regulation pertaining to "going out of business sales."

    (xvi)    TDRCS did not receive an Credit Application, or a copy of a Sales Slip, as required.

    (xvii)   The Sales Slip is submitted prior to acceptance of merchandise by the Consumer.

    (xviii)  Goods are shipped or delivered to any third-party address or P.O. Box.

    (xix)     Goods in excess of $1,000 are shipped or delivered without requiring and securing a signed receipt from Consumer, who disputes delivery of such shipment

    (xx)      The Consumer alleges that a credit adjustment was requested within the parameters of Merchant's documentable return policies and refused, or that a credit adjustment was issued by Merchant but TDRCS did not receive the credit.

    (xxi)     The Consumer alleges that the Merchant provided false or misleading information (e.g., misrepresentation about credit promotions).

(b)       Third Party Fraud. In addition to TDRCS's right to chargeback to Merchant any transaction pursuant to Section 4.8(a), including, without limitation, fraud that is attributable to Merchant's employees, contractors, and agents, TDRCS may Chargeback to Merchant all losses that TDRCS reasonably determines are attributable to Third Party Fraud during any Contract Year once the Fraud Cap has been met. For purposes of this Section 4.8(b), the following terms have the following meanings:

(i)      "Fraud Cap" means, for any Contract Year, an amount equal to the product of (A) Net Credit Sales; multiplied by (B) 0.50% (50 basis points); provided that TDRCS may adjust the percentage used to calculate the Fraud Cap in its reasonable discretion at the beginning of every Contract Year; and

(ii)      "Third Party Fraud" means acts of fraud that are attributable to persons other than the employees, contractors or agents of Merchant and which occur despite Merchant's compliance with the merchant procedures and this Agreement. For purposes of calculating fraud losses, an incident of Third Party Fraud will be attributed to the Contract Year in which TDRCS discovers the fraud (or if the Agreement has expired or terminated when TDRCS discovers the fraud, the last Contract Year of the Agreement). Fraud losses will include the amount of the Sales Slip related to the Chargeback, as well as all associated fees, including, without limitation, finance charges, late fees, and NSF fees.

(c)  Calculation of Chargebacks. TDRCS may determine at any time in its sole reasonable opinion that a transaction should be classified as a Chargeback. In accordance with Section 2.4(l) of this Agreement, Merchant may respond within ten (10) days to any dispute. Upon appropriate notice from TDRCS that a transaction is a Chargeback, TDRCS may deduct from amounts owed to Merchant under this Agreement, the amount of the Sales Slip related to the Chargeback, plus all associated fees including, but not limited to, finance charges, late fees, NSF fees, less any amounts received by TDRCS on account of the transaction. If TDRCS cannot obtain payment by setting off amounts owed pursuant to this Agreement, Merchant will reimburse TDRCS for amounts owed within two business days.

(d)  Returns. Merchant will maintain fair and legally compliant return and exchange policies that clearly and conspicuously disclose any material restrictions or limitations to consumers. If Merchant accepts returns of Goods under an Account, it will advise TDRCS within twenty-four (24) hours of granting any such return. Thereupon, TDRCS will credit the appropriate Account for the charge imposed for such returned Goods. Pursuant to the terms of this Agreement, TDRCS may deduct the amount paid to Merchant for the purchases of such returned Goods from other monies, if any, due Merchant. If TDRCS cannot obtain payment by setting off amounts owed pursuant to this Agreement, Merchant will reimburse TDRCS for amounts owed within two (2) business days. Merchant acknowledges that it does not have the right to make any adjustments to Accounts with respect to any fees or charges imposed by TDRCS as a result of the returned Goods.

4.9       Submission of Financial Statements. Merchant will provide TDRCS with copies of its annual financial statements within ninety (90) days after each fiscal year end. In addition, within sixty (60) days after each calendar quarter, Merchant will provide TDRCS copies of updated, unaudited financial statements, upon TDRCS written request to Merchant.

4.10     Settlement; Reserve Account; Payments; Set-Off and Recoupment.

(a)  Settlement. Merchant will promptly, but no more than three (3) days after a transaction, transmit to TDRCS Sales Slips according to procedures provided by TDRCS. Following TDRCS's receipt of the Sales Slips, not later than 2 business days after receipt from Merchant, provided that Merchant is not in default under this Agreement, TDRCS will deposit to Merchant's designated bank account (or use other payment methods mutually agreed upon by the Parties) the total amount represented by the Sales Slips minus the total of (i) any Processing Fees; (ii) any Chargebacks; (iii) any credits transmitted by Merchant; and (iv) any other amounts owed by Merchant or its affiliates to TDRCS or its affiliates. In the event that Merchant owes TDRCS more than TDRCS owes Merchant, Merchant will pay TDRCS the difference immediately. Merchant hereby authorizes TDRCS to initiate credits and debits to Merchant's designated bank account for any amounts due or owed under this Agreement.

(b)  Payments. TDRCS will instruct Consumers to send payments to an address identified by TDRCS. However, in the event that Merchant receives any payments on Accounts, it will promptly forward such payments to TDRCS in the form received (or by check covering multiple payments), or, process the payment through the point of sale and forward the appropriate file evidencing same to TDRCS for processing. In the case of the latter, the total amount of the payments transmitted electronically to TDRCS shall be deducted from TDRCS's remittance to Merchant. Even if a Consumer's check is made payable to the order of Merchant, Merchant acknowledges that it holds such funds solely for the benefit of TDRCS. Merchant assumes all risk of loss of said funds while in Merchant's possession and in transit to TDRCS. Merchant irrevocably constitutes and appoints TDRCS as its attorney-in-fact to endorse the name of Merchant on any payments received by TDRCS on Accounts.

(c)  Set-off and Recoupment. Merchant hereby grants to TDRCS the right of set-off and recoupment to the fullest extent allowed by law. The Parties acknowledge that settlement for Sales Slips and Chargebacks arise out of a single integrated transaction. TDRCS may apply any monies due and owing to Merchant, reasonably expected to become due and owing Merchant, or in its possession belonging to Merchant, against monies which become due and owing to TDRCS by Merchant pursuant to any of the provisions of this Agreement.

(d)      Reserve Account. The parties acknowledge that TDRCS is holding funds in "reserve" under the Prior Program Agreement. TDRCS will continue to hold these funds to establish a non-interest bearing reserve account under this Agreement (the "Reserve Account"). TDRCS shall withhold, and add to the Reserve Account, one half percent (0.50%) of the amount of all Sales Slips on a continuous basis. TDRCS shall reconcile the Reserve Account to three percent (3%) of the outstanding Account balances on each True-up Date. If the Reserve Account is less than three percent (3%) of the outstanding Account balances on any True-up Date, TDRCS may withhold settlement payments otherwise due Merchant to make up the shortfall unless Merchant sends the additional funds to TDRCS within ten (10) days after TDRCS informs Merchant of the shortfall in the Reserve Account. If the reserve account is more than three percent (3%) of the outstanding account balances on any True-up Date, TDRCS shall remit to Merchant the excess thereof within 60 days of such True-up Date. In addition TDRCS may increase the Reserve Account, by withholding additional settlement payments in an amount reasonably determined by TDRCS, if (i) TDRCS determines that Merchant's financial condition has deteriorated, (ii) Merchant breaches this Agreement, (iii) TDRCS determines that the financing of Extended Warranties has created the increased risk of losses, or (iv) there is a significant increase in the volume of disputes or Chargebacks. TDRCS will be the sole owner of the Reserve Account and may debit the Reserve Account for any amount owed to TDRCS by Merchant. TDRCS will, however, pay Merchant any remaining amounts in the Reserve Account by the time that the aggregate outstanding Account balances is zero.

5.       CONFIDENTIALITY

5.1     Confidential Information.

(a)     The Parties acknowledge and agree that, in the course of performing under this Agreement, each Party may be provided with or gain access to information, in verbal or written form, that is proprietary and confidential to the other Party ("Confidential Information") including without limitation, know-how, trade secrets, tools, methods, methodologies, techniques, designs, specifications, computer source code, customer lists, pricing information, marketing plans, personnel information, financial information, business strategies and client and other third-party information entrusted to a Party, together with other information which a reasonable person would conclude is intended to remain confidential, due to its nature or the circumstances under which it is disclosed, and any other non-public information that either Party designates as proprietary and/or confidential pursuant to the terms herein. For the purposes of this provision each Party will be deemed to be (i) the "Recipient" with regards to the information it accesses of the other Party and (ii) the "Discloser" with regard to the information that is accessed by other Party. Recipient shall employ the same degree of care in preventing the disclosure of the Confidential Information to any third parties as it uses with regard to its own Confidential Information, provided, however, that in no event shall Recipient employ less than a reasonable degree of care. Recipient may use Confidential Information of the Discloser only for purposes of the joint activity with the Discloser and disclose it only to those of its employees and representatives who have a need to know the information for the purposes of performing under this Agreement and who have a legally binding obligation to maintain the confidentiality of the Confidential Information of the Discloser. For sake of clarity, the terms of this Agreement, including, without limitation, the Processing Fee Percentages, will be considered Confidential Information. Confidential Information shall not include, and neither Party shall have any obligation of confidentiality with respect to, information that: (a) is in or comes into the public domain (except as result of a breach of this provision); (b) is received by Recipient from a third party not under an obligation of confidentiality with respect thereto; (c) is independently developed by the Recipient's personnel which have not had access to the information of the Discloser; (d) is required to be disclosed by Recipient under operation of law or (e) is approved for disclosure by Recipient in writing executed by the Discloser. In the event of service upon Recipient of any subpoena, request for production or other legal process seeking the disclosure of any Confidential Information of Discloser, Recipient shall promptly notify Discloser of such service in writing, and provide a reasonable opportunity and period of time for Discloser to object to or seek the limitation of such disclosure. Notwithstanding the foregoing, if Merchant intends to disclose the terms of this Agreement to any government authority, such as the Securities and Exchange Commission, it must (i) provide TDRCS an opinion from reputable counsel at least 15 calendar days prior to such disclosure opining that the disclosure is required by Applicable Law; and (ii) redact all sensitive information, or seek confidential treatment of such sensitive information, prior to the disclosure of the terms of this Agreement, including, without limitation, the Processing Fee Percentages and other economic terms. The failure to comply with the preceding requirements will be considered a material breach of this Agreement.

In addition to any other rights or remedies a Party may have under this Agreement or in law, since unauthorized use or disclosure of Confidential Information may result in immediate and irreparable injury to a Discloser for which monetary damages may not be adequate, in the event that Recipient or any officer, director, employee, agent or subcontractor of Recipient uses or discloses, or is likely to use or disclose, any of its Confidential Information in breach of Recipient's obligations under this Agreement, Discloser shall be entitled to equitable relief, including temporary and permanent injunctive relief and specific performance.

(b)      In addition to being Confidential Information, Merchant acknowledges that any and all information regarding Consumers, the confidentiality of which TDRCS is obligated to maintain pursuant to Public Law 106-102, the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 and federal Regulation P, constitutes "Confidential Customer Information." Merchant, and any third party to whom Merchant discloses any Confidential Customer Information, shall adopt and comply with policies and procedures for safeguarding the Confidential Customer Information which are as stringent as those employed by Merchant with respect to its own confidential information of a similar nature, and which require, at a minimum, the exercise of commercially reasonable due care to ensure the security and confidentiality of such Confidential Customer Information (including measures to protect against any anticipated threats or hazards to the security or integrity of such information, and against any unauthorized access to or use of such information). Merchant shall promptly report to TDRCS, by telephone or e-mail confirmed by written notice, any use or disclosure of Confidential Customer Information contrary to this Agreement or any breach in security resulting in an unauthorized intrusion into information systems containing Confidential Customer Information; Merchant also agrees to fully cooperate with TDRCS in any follow-up investigation and mitigation efforts which TDRCS is legally obligated to perform.

(c)      Without limiting the foregoing, Merchant agrees as follows: All capitalized terms used in this subsection and not otherwise defined will have the meanings set forth in the Office of the Comptroller of the Currency's "Privacy of Consumer Financial Information" Regulation (12 C.F.R. Part 40), as amended from time to time (the "Privacy Regulation"), and the "Interagency Guidelines Establishing Standards for Safeguarding Customer Information" (12 C.F.R. Part 30), as amended from time to time (the "Safeguarding Guidelines"), issued pursuant to Section 504 of the Gramm-Leach-Bliley Act (15 U.S.C. 6801 et seq.). Merchant acknowledges that the Privacy Regulation and Safeguarding Guidelines govern the use, disclosure, privacy and security of Nonpublic Personal Information about consumers. Merchant hereby represents and warrants with respect to any Nonpublic Personal Information obtained by Merchant in connection with this Agreement that it will:

(i)
Comply with the terms and provisions of the Privacy Regulation, including, without limitation, the provisions regarding the sharing of Nonpublic Personal Information (as defined in the Privacy Regulation);

(ii)
Comply with the terms and provisions of the Safeguarding Guidelines, including, without limitation, adopting, implementing and maintaining written policies and procedures to (A) ensure the security and confidentiality of Nonpublic Personal Information; (B) protect against any anticipated threats or hazards to the security or integrity of the Nonpublic Personal Information; and (C) protect against unauthorized access to or use of the Nonpublic Personal Information that could result in substantial harm or inconvenience to any consumer;

(iii)	Ensure that all use of Nonpublic Personal Information is in compliance with this Agreement and any privacy disclosures made by TDRCS to applicants and Consumers;

(iv)	Not disclose or use any Nonpublic Personal Information except to perform its obligations under this Agreement, or as otherwise permitted by the Privacy Regulation and other Applicable Laws;

(v)	Not make any changes to its security measures that would increase the risk of any unauthorized access;

(vi)  Not disclose any Nonpublic Personal Information to any other entity;

(vii)
In the event Merchant knows or reasonably believes that there has been any unauthorized access (or attempted unauthorized access) to Nonpublic Personal Information in the possession or control of Merchant that compromises (or threatens to compromise) the security, confidentiality or integrity of such Nonpublic Personal Information:

(A)	promptly notify TDRCS of such unauthorized access or attempted unauthorized access;
(B)	identify to TDRCS (at no cost to TDRCS) what specific Nonpublic Personal Information may have been accessed, including (if applicable) the name and account number of each affected consumer;
(C)	take reasonable steps to remedy the circumstances that permitted any such unauthorized access to occur;
(D)	take reasonable steps to prohibit further disclosure of Nonpublic Personal Information; and
(E)	notify consumers, at its own expense, if required by Applicable Law, or if TDRCS reasonably determines notification should be provided.

(d)     The Parties agree that the terms of this Agreement, the operation of the Finance Program pursuant to this Agreement and all Technology in connection with the Finance Program shall be deemed to be confidential and shall not be disclosed to third parties without the prior written authorization of the other Party, except to the extent necessary to perform the terms of this Agreement. Each Party will hold and will cause its affiliates, officers, directors, employees, representatives, agents, attorneys and auditors (collectively, "Representatives") to hold, during the Term of this Agreement and for three (3) years subsequent to the Term (or any renewal thereof), in strict confidence all Confidential Information obtained by them with respect to the other Party hereto in connection with the transactions contemplated by this Agreement, and will not release or disclose such Confidential Information to any other person except such Party's Representatives with a need to know in connection with the transactions contemplated by this Agreement. "Confidential Information" shall mean the following: (a) Consumer names, account balances, addresses and any Nonpublic Personal Information; (b) information regarding the Program, and TDRCS's customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, product applications and technical processes; and (c) information disclosed by the Parties in writing or machine readable form and the writing or machine readable form has been marked "Proprietary," "Confidential," or in any similar manner which gives notice of its confidential nature. It is understood that the aforesaid will in no way limit TDRCS from providing such information as is required relating to the customers, their balances and their addresses, in order for TDRCS to provide the appropriate credit and collection analysis and services as are required of it under this Agreement, including, but not limited to, submitting customer names, addresses and balances to credit bureaus for credit and collection purposes, and the like. Confidential Information may be disclosed pursuant to a subpoena issued by any court or government agency, and may also be disclosed to any governmental agency or regulators of TD Bank, N.A. Nothing in this Section shall preclude TDRCS from disclosing Confidential Information to any state or federal body or agency with regulatory authority over TD Bank, N.A. or Merchant.

The provisions of this Section 5.1 shall survive the termination of this Agreement.

5.2     Exceptions. Notwithstanding the foregoing, the obligation of confidentiality with respect to one Party shall not apply to the extent Confidential Information can be shown to have been or to have become (i) generally available to the public other than as a result of a disclosure by a Party or its affiliates, officers, directors, employees, representatives or auditors of such Party in breach of its duty of confidentiality hereunder; (ii) made available on a non-confidential basis from a source other than such Party or its affiliates, officers, directors, employees, representatives or auditors; or (iii) known to such Party prior to the date of disclosure of Confidential Information by the other Party.

Further, in the event that one Party to this Agreement (the "Receiving Party") is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand, or similar process, or by the SEC) to disclose any information supplied to it by the other Party (the "Disclosing Party") in connection with the Finance Program, the Receiving Party may, in the absence of a protective order, disclose such information without liability. The Receiving Party shall, however, unless restrained by law or regulation, furnish the Disclosing Party with prompt notice of such requests or demands, and the documents required thereby, as far in advance of such disclosure as may be practicable so that the Disclosing Party may seek an appropriate protective order, and the Receiving Party shall make reasonable efforts to cooperate with Disclosing Party should Disclosing Party seek such an order.

6.        DEFAULT AND REMEDIES

6.1      Default.

(a)      The occurrence of one or more of the following events ("Events of Default") shall constitute a default under this Agreement by the Party committing such act:

    (i)       any representation, financial statement, warranty or statement made or furnished by one Party to the other Party in connection with this Agreement or the Finance Program, or as inducement to the other Party to enter into this Agreement, shall be materially false, incorrect or incomplete, when made;

    (ii)       a Party shall breach any warranty, representation, obligation, agreement or covenant to or with the other Party under this Agreement;

    (iii)      a Party shall become insolvent or generally fail to pay its debts as they become due or shall cease to do business as a going concern;

    (iv)      a Party shall make an assignment for the benefit of creditors, or commence a proceeding with respect to itself under any bankruptcy, reorganization, arrangement, insolvency, receivership, dissolution or liquidation statute or similar law of any jurisdiction, or any such proceeding shall be commenced against it or any of its property;

    (v)      any debt for borrowed money of the Party becomes due by acceleration or otherwise prior to its due date by reason of a default;

    (vi)      a Party is in default under the terms of any agreement with the other Party; or

    (vii)     there is a conveyance, transfer or other disposition (whether in one transaction or a series of related transactions) of all or substantially all the assets of the Party owned as of the Effective Date of this Agreement.

6.2     Remedies. Upon the occurrence of any Event of Default, the non-defaulting Party may terminate this Agreement upon written notice; provided that the defaulting party shall be given 30 days written notice to cure a default under Section 6.1(a)(ii), (vi), or (vii) to the non-defaulting Party's satisfaction and if such default is not cured or waived within such time period, the non- defaulting Party may terminate this Agreement immediately. The Parties agree that this Agreement is one of financial accommodation. With respect to a default under Sections 6.1 (a)(iii) and (iv) above, the Parties agree that should such a default occur, this Agreement shall automatically terminate, unless such default is waived in writing by the non-defaulting Party.

7.        TERM AND TERMINATION.

7.1      Term. This Agreement shall commence on the Effective Date and shall end on December 31, 2013 (the "Initial Term"). The Initial Term shall thereafter be extended automatically for additional one (1) year terms (each, a "Renewal Term", and together with the Initial Term, the "Term") unless either Party notifies the other in writing within 90 days prior to the expiration of the Initial Term or Renewal Term, whichever is applicable. Upon termination of this Agreement for any reason, the obligations of both Parties pursuant to the terms of this Agreement shall continue with respect to Account balances arising during the life of this Agreement.

7.2      Termination. In addition to any other termination provision in this Agreement, this Agreement may be terminated during the Initial Term or any subsequent Renewal Term as follows:

    (a)  by a non-defaulting Party if an Event of Default is not cured by the defaulting Party in accordance with Section 6.2 of this Agreement;

    (b)  by a Party upon written notice to the other Party, if the performance by the other Party of its obligations under this Agreement is prevented or materially impeded for a period of not less than sixty (60) consecutive days by a Force Majeure event;

    (c)  by TDRCS upon ninety (90) days' prior notice to Merchant if there is a change in law or regulation that has a material adverse impact on the Finance Program, including, without limitation, the economics of the Finance Program;

    (d)  by TDRCS upon ninety (90) days' prior written notice, if Merchant experiences a Change of Control; TDRCS may, at its sole discretion, not terminate this agreement if Merchant experiences a change of Control;

    (e)  at any time during the 90-day period following the end of any Contract Year, by TDRCS upon 90 days' prior written notice, in the event that Net Credit Sales are less than $1.5 million per year in the immediately preceding Contract Year; or

    (f)  by TDRCS upon ninety (90) day's prior written notice, if Merchant does not promote the Finance Program and does not actively market the Finance Program in concert with TDRCS pursuant to the marketing options attached hereto as Schedule 2.4(a).

7.3      Rights Upon Termination. The termination of this Agreement shall not affect any Party's responsibilities and obligations for promotions or Credit Agreements entered into prior to the date of termination. TDRCS shall have the right to sell, convert, or liquidate the Accounts, and make such extensions or modifications to the Credit Agreements as TDRCS elects in its discretion. Upon termination or expiration of this Agreement, the Parties hereto will cooperate in good faith to provide for an orderly termination and transition of the Finance Program and TDRCS may, among other things, issue replacement credit cards, convert Accounts to other programs maintained by TD Bank N.A. or any of its affiliates, collect on Accounts, and/or sell Accounts. In no event will TDRCS be required to issue new credit devices to Consumers. TDRCS may use Merchant Marks to communicate with Consumers during any wind-down or conversion of the Finance Program following termination of this Agreement in connection with the administration, servicing, conversion, sale, and collection of the Accounts.

8.        INDEMNITY and LIMITATIONS

8.1.     Indemnification by TDRCS. TDRCS agrees to indemnify and hold harmless Merchant, its affiliates, and their respective employees, officers, directors and agents, from and against any and all Damages to the extent such Damages arise out of, are connected with or result from:

    (a)  Any breach by TDRCS of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement.

    (b)  Any advertisements, solicitations or other promotions of the Finance Program conducted by or on behalf of TDRCS (excluding those conducted by Merchant).

    (c)  Any activities, acts or omissions of any third party to whom Confidential Information is transferred or made available by or on behalf of TDRCS.

8.2       Indemnification by Merchant. Merchant agrees to indemnify, and hold harmless TDRCS, its affiliates, and their respective employees, officers, directors and agents, from and against any and all Damages to the extent such Damages arise out of, are connected with, or result from:

    (a)  Any breach by Merchant of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement.

    (b)  Any Goods sold by Merchant (including, without limitation, any failure to provide the service as promised, any product defects, product liability or warranty claims relating thereto).

    (c)  Any advertisements, solicitations or other promotions of the Finance Program or of Goods eligible for purchase under the Finance Program conducted by or on behalf of Merchant (excluding those conducted by TDRCS).

    (d)  Any allegations by a third party that the use of the Merchant Marks by TDRCS in compliance with this Agreement constitutes infringement or other violation of any intellectual property rights of such third party.

    (e)  Any activities, acts or omissions of any third party to whom Confidential Information is transferred or made available by or on behalf of Merchant.

    (f)  Any acts or omissions of any licensee, subtenant or third party operating in or from a store location which would give rise to Merchant's indemnity obligations under this Section if such person were an employee of Merchant.

    (g)  Any personal or bodily injury or property damage alleged to be caused by the sale of Goods by Merchant.

    (h)       Any transaction, agreement, or other relationship between Merchant and any Customer, applicant, or authorized user.

8.3      Indemnification Procedures.

    (a)      A Party entitled to indemnification will give prompt written notice to the indemnifying Party of any claim, assertion, event, condition or proceeding by any third party concerning any liability or damage as to which it may request indemnification under this Agreement. The failure to give such notice will not relieve the indemnifying Party from liability hereunder unless and solely to the extent the indemnifying Party did not know of such third party claim and such failure results in the forfeiture by the other Party of substantial rights and defenses.

    (b)      An indemnifying Party will have the right, upon written notice to the indemnified Party, to conduct at its expense, the defense against such third party claim in its own name, or, if necessary, in the name of the indemnified Party. When the indemnifying Party assumes the defense, the indemnified Party will have the right to approve the defense counsel and the indemnified Party will have no liability for any compromise or settlement of any third party claim that is effected without its prior written consent (such consent not to be unreasonably withheld), unless the sole relief provided is monetary damages that are paid in full by the indemnifying Party and such compromise or settlement includes a release of each indemnified Party from any liabilities arising out of the third party claim. If the indemnifying Party delivers a notice electing to conduct the defense of the third party claim, the indemnified Party will, at the indemnifying Party's expense, cooperate with and make available to the indemnifying Party such assistance, personnel, witnesses and materials as the indemnifying Party may reasonably request. If the indemnifying Party does not deliver a notice electing to conduct the defense of the third party claim, the indemnified Party will have the sole right to conduct such defense and the indemnified Party may pay, compromise or defend such third party claim or proceeding at the indemnifying Party's expense. Regardless of which Party defends the third party claim, the other Party will have the right at its sole expense to participate in the defense assisted by counsel of its own choosing.

8.4.    Limitation on Liability. Notwithstanding anything to the contrary in the Agreement, TDRCS and Merchant will not be liable to the other under this Agreement for any punitive, exemplary, indirect, or consequential damage claims, including, without limitation, lost or prospective profits, anticipated sales, or diminution in the value of goodwill. The damages limitation of this section will not apply to (a) breaches of the exclusivity obligations of Section 2.9 of this Agreement; (b) breaches of the confidentiality obligations of Section 5 of this Agreement; or (c) Damages that result from third party claims subject to indemnification under Section 8 of this Agreement.

8.5     The provisions of this Article 8 shall survive termination.

9.       MISCELLANEOUS

9.1  Securitization/Participation/Sale. Merchant and TDRCS agree that TDRCS is the sole owner of the Credit Agreements and Accounts and may, in its discretion, sell, securitize and/or participate all or a portion of its portfolio of Accounts generated under the Finance Program under such terms and conditions as TDRCS may elect. Merchant and TDRCS agree that any participant or transferee of all or any portion of the portfolio of Accounts shall have all applicable rights under this Agreement necessary to provide such participant or transferee with the same financial realization as TDRCS.

9.2  Captions; Counterparts. The captions in this Agreement are for convenience only and will not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in counterparts, each of which will be an original, but all of which together will constitute one and the same instrument.

9.3  Amendments and Waivers. None of the terms or provisions of this Agreement may be waived, altered, modified or amended except by an instrument in writing duly executed by each Party. Waiver by either Party of any breach of this Agreement, or of any portion or provisions thereof, will not be construed as a waiver of any subsequent or other breach; nor will failure of either Party to exercise any right, remedy, privilege or option granted to it under this Agreement operate as a waiver thereof or give rise to any estoppel in favor of the other Party. No waiver by either Party will be effective unless it is a duly authorized and signed writing, and then only to the extent specifically stated. All rights, remedies, and privileges of either Party under this Agreement are cumulative and not alternative and may be exercised concurrently or seriatim, and are in addition to and not in lieu of any and all rights and remedies of either Party at law, in equity, under statute, or otherwise.

9.4  Further Assurances. On and after the date hereof, each Party will, at the other Party's request, execute, acknowledge and deliver all such acknowledgments and other instruments as may be reasonably necessary or appropriate to fully and effectively carry out the transactions contemplated hereby.

9.5  Notices. All notices, consents, and similar communications to any Party shall be deemed to be sufficient if in writing, delivered in person, by facsimile, electronic mail, overnight courier, first class registered or certified mail, return receipt requested, postage prepaid, addressed to such Party at the address set forth below or such other address as may hereafter be designated in writing by such Party. Notice will be deemed effective: (i) upon delivery, if delivered in person; (ii) upon confirmation (which may be done by telephone or return email receipt), if sent by facsimile or electronic mail; (iii) upon sending, if sent by overnight courier; and (iv) after three business days, if sent by first class registered or certified mail.

If to Merchant: New Colorado Prime Holdings, Inc.
500 Bi-County Boulevard Suite 400
Farmingdale, NY 11735-3940
Attn: Thomas McNeill
Telephone: 631-694-1111 ext 393
Facsimile:    631-694-8493
E-Mail: tmcneill@dinewise.com

If to TDRCS: TD Retail Card Services, a division of TD Bank, N.A.
1000 MacArthur Boulevard
Mahwah, NJ 07430
Attn: Arthur W. Couch
Telephone: 201-818-4000 X3089
E-Mail: Arthur.Couch@TDRCS.com

With copy to TD Bank, N.A. Legal Dept: TD Bank, N.A.
Attn: John R. Opperman, General Counsel
P.O. Box 9540
Portland, ME 04112-9540
Facsimile: 207-761-9562

9.6     Ownership of Accounts and Information. It is understood that TDRCS is the sole and exclusive the owner of all Accounts, and related receivables, and all Consumer Information. TDRCS is also the sole and exclusive owner of all lists of applicants, Consumers, and authorized users (including, without limitation, names, addresses, and related credit information), charge transaction date, payments, and all documents in any form related to the Finance Program. Both (i) as a precaution, if TDRCS's ownership of Accounts and related receivables is ever called into question, and (ii) to secure payment of and performance by Merchant of any indebtedness, liabilities or obligations arising under this Agreement, including indebtedness, liabilities and obligations that may be deemed to exist in the event of the applicability of Article 9 of the UCC to, and any recharacterization of, any transactions contemplated under this Agreement, Merchant hereby grants to TDRCS a first priority continuing security interest in any right, title or interest that Merchant may now have or may hereafter be deemed to have in the Accounts and related receivables, in the Reserve Account and Collateral Account, if any, and in any goods charged to Accounts that have been returned to Merchant but for which Merchant has not properly submitted a credit and/or provided reimbursement to TDRCS, and the proceeds of all of the foregoing. Merchant authorizes TDRCS to prepare and file any documentation required to evidence and enforce this security interest, including UCC financing statements, and will sign any related documentation requested by TDRCS.

9.7.    No Augmentation. Notwithstanding anything to the contrary, TDRCS will have no obligation to provide credit to any Consumer for transactions outside the ordinary course of business of Merchant, such as for liquidation and going out of business sales. Moreover, TDRCS will have no obligation to provide credit to any Consumer for the sale of goods belonging to any third party, licensee, or subtenant, including, without limitation, the sale of (i) goods delivered on consignment; (ii) goods and inventory belonging to any liquidator or similar entity; and (iii) any goods that are delivered for sale in violation of any applicable state or local law or regulation pertaining to "going out of business sales."

9.8  Injunctive Relief. Merchant acknowledges that its failure to comply with any provisions of this Agreement may cause irreparable harm to TDRCS which cannot be adequately compensated for in damages, and accordingly acknowledges that TDRCS will be entitled to claim, in addition to any other remedies available to it, interlocutory and permanent injunctive relief to restrain any anticipated, present or continuing breach of this Agreement.

9.9  Governing Law and Venue. This Agreement will be interpreted in accordance with the substantive law, not including conflicts of law principles, of the State of New Jersey. Any controversy, claim or dispute between the Parties arising out of or relating to this Agreement that is not subject to the requirements of Section 9.10 will be resolved in a Federal court in the State of New Jersey, and the Parties hereby irrevocably consent to the jurisdiction and venue of such courts. To the extent permitted by Applicable Law, the Parties hereto each waive any right to a trial by jury on any claim, demand, action, cause of action or counterclaim arising under or in any way related to this Agreement, and under any theory of law or equity, whether now existing or hereafter arising. In the event of any controversy, claim or dispute between the Parties arising out of or relating to this Agreement, such controversy, claim or dispute shall be resolved in a state or federal court of the State of New Jersey, and the Parties hereby irrevocably consent to the jurisdiction and venue of such courts.

9.10       Arbitration TDRCS and Merchant both irrevocably agree that all disputes between them arising out of or relating to this Agreement, including the scope of this Section 9.10, shall be decided by binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association, as supplemented herein, and a request to confirm or vacate the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Either Party shall demand arbitration by sending a written notice to the other. Each Party shall select one arbitrator and advise the other of its selection. The selection must be made within thirty (30.) days of the date of the notice of arbitration. In the event that either Party fails to select an arbitrator, or in the event that the two selected arbitrators fail to select a third, then the choice shall be made pursuant to the American Arbitration Association Rules. The arbitration shall take place in Camden County, New Jersey. The final award may grant such other further and different relief as authorized by the Rules of the American Arbitration Association. Merchant and TDRCS voluntarily and irrevocably consent and agree that all claims for punitive damages are waived. Pending final award, all arbitration expenses shall be advanced equally by both Parties; provided that the prevailing Party shall be entitled to expense reimbursement. It is expressly acknowledged by the Parties that the transactions between them are in interstate commerce and subject to the Federal Arbitration Act. 9 USC 1 et seq.

9.11  Restrictions on Assignment. This Agreement is not assignable by Merchant without the prior written approval of TDRCS. TDRCS may, without Merchant's consent, assign this Agreement to an affiliate, or transfer or securitize all or any portion of the Accounts or any related rights or interests in the Accounts. TDRCS may also use subcontractors to perform its obligations under this Agreement, but any subcontracting will not relieve TDRCS of its obligations. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Parties hereto. Notwithstanding the foregoing, this Agreement may not be assigned by Merchant without the prior written consent of TDRCS. Any unauthorized assignment shall be null and void.

9.12  Publicity. Neither Party will make any public announcement or other press release involving the other Party without the prior written consent of the other Party; provided that TDRCS may advertise the availability of the Finance Program, or include references to the Finance Program in its promotional materials and web sites, without obtaining prior consent of Merchant.

9.13  Offset. TDRCS shall have the right to offset against any payment it owes the Merchant, the amount of any payments owed by Merchant to TDRCS under this Agreement or any other agreement.

9.14  Severability. Any provisions of the Agreement found upon judicial interpretation or construction to be prohibited by law, unenforceable or invalid shall be ineffective to the extent of such prohibition, without invalidating the remaining provisions hereof and the surviving provisions shall be construed as nearly as possible to provide to the Parties the terms intended by this Agreement as originally written.

9.15  Integration. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and all prior writings, discussions and/or agreements are superseded by, and merged into, the terms and provisions of this Agreement. In that regard, TDRCS and Merchant acknowledge and agree that as of the Program Commencement Date, this Agreement replaces the Prior Program Agreement and that all Credit Card Accounts, Cardholders, Sales Slips, Cards, and transactions (as defined in the Prior Program Agreement) and all other matters arising under or accruing in connection with the Prior Program Agreement, regardless of the date thereof, shall be subject to and governed by this Agreement.

9.16  No Agency. Nothing in this Agreement shall be deemed or construed to constitute any Party a partner, agent or representative of any other Party. No Party shall have the authority to act for or incur obligations on behalf of any other Party.

9.17  Ownership of Technology. The Technology of a Party shall be owned by such Party, and the other Party shall not have any interest in the Technology of the other Party by virtue of this Agreement or as a result of the conduct of the Finance Program. Any improvement, modification or development in the Technology shall be the property of the Party originally owning or having an interest in such Technology.

9.18  Survival of Provisions. Sections 2.4(g), 4.4, 4.8, 4.10, and 7.3, and Articles 5, 8, and 9 shall survive any termination or abandonment of the Agreement between the Parties and shall extend to, bind and be enforceable against the Parties and their representatives, and their respective successors and assigns.

9.19  Verifications of Sales. TDRCS may, without notice, make test verifications of Merchant's sales under Accounts. The test verification will be carried out by means of a letter sent to the Consumers asking them to confirm the sale.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the Effective Date.

TD RETAIL CARD SERVICES, A division of TD BANK, N.A.		NEW COLORADO PRIME HOLDINGS, INC.
By:	/s/ Marc Sczesnak	By:	/s/ Thomas McNeill
Name:	Marc Sczesnak	Name:	Thomas McNeill
Title:	President	Title:	VP-CFO
Date:	February 4, 2011	Date:	February 3, 2011

SCHEDULE 2.4(a)

MARKETING OPTIONS

Merchant must conduct a minimum of two of the following marketing options in store to promote the Finance Program:

1. Post point of sale signage and application holders in a visible locations in the store

2. Encourage associates to participate in the Finance Program through one of the following:

a.        Store and associate goals tied to annual reviews

b.        Associate contests

c.        Associate spiffs

3. Conduct "just ask" programs where every customer is asked if they want to apply for the Card

4. Include Card references in direct mail marketing

5. Participate in a loyalty program - facilitated by TDRCS but funded by Merchant where customers can earn rewards based on spend on the Card

6. Post a link to apply for the Card on Merchant's online homepage

7. Conduct exclusive cardholder events

8. Or such other programs as mutually agreed to.

SCHEDULE 3(b)

PROCESSING FEE PERCENTAGES

PROGRAM	PROCESSING FEE PERCENTAGE

Standard Revolving	1.75%

6 Month Deferred Interest with Equal Payment*	3.50%

8 Month Deferred Interest with Equal Payment*	5.00%

6 Month Equal Pay @ 15.00% APR**	1.8%

8 Month Equal Pay @ 15.00% APR**	2.625%
______
*  Deferred Interest with an Equal Number Payments: During the promotional offer period the minimum monthly payment is calculated by dividing the Purchase amount by the length of the promotional offer period. Interest charges accrue from the date of purchase until the end of the promotional period. Accrued interest charges are added to the Account if the original purchase amount and any applicable fees or charges are not paid in full by the expiration of the promotional offer period. After the promotional offer period expires, interest will be charged at the APR for Purchases on any remaining balance until paid in full.

**  Promotional APR with Equal Payments: The Reduced APR will apply to the purchase for the promotional period. During the promotional period the minimum monthly payments are calculated by adding the principal payment amount calculated by dividing the Purchase amount by the length of the promotional period and the interest due for each billing cycle. The payment amount will vary each month. After the promotional period expires, interest will be charged at the higher APR for Purchases on any remaining balance until paid in full.